EXHIBIT 99.1

Kenin M. Spivak Elected Vice Chairman of Board of Directors of Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation ("AMIC") (OTCBB:ADMD), a company engaged in the production and distribution of medical isotopes, today announced that Kenin M. Spivak has been elected to its board of directors as vice-chairman of the board. Concurrently, AMIC has modified and extended its consulting agreement with Spivak Management Inc. ("SMI").

Spivak is Chairman and chief executive officer of SMI and its affiliates. The SMI group advises boards and senior management on strategy and complex transactions, is a principal in numerous transactions and manages companies engaged in media, entertainment and marketing. Spivak has closed nearly $10 billion of financings and complex transactions.

AMIC CEO Jim Katzaroff commented: "I have worked with Kenin since 1997 and he has been a treasured advisor since the formation of AMIC. With Kenin's election to our board as vice-chairman, we will be able to draw on his broad expertise to help guide and grow our company."

Kenin M. Spivak remarked: "I have worked with AMIC's CEO James Katzaroff for more than 15 years in a range of businesses. I am pleased to take this next step in my relationship with Jim and AMIC in order to help AMIC achieve its goal of improving the health and quality of life for many millions of people."

After starting his career as an attorney, Spivak joined a subsidiary of Mobil Oil and then Merrill Lynch Investment Banking, where he led financings, mergers and acquisitions in the United States, Europe and Asia. Spivak also served as an officer of numerous investment partnerships established by Merrill Lynch.

Since leaving Merrill Lynch, Spivak has served as chairman, vice chairman, president, CEO and a senior board member of numerous companies, including serving as CEO of wireless technology pioneer Telemac Corporation; chief operating officer of major studio MGM/UA Communications; CEO of News Corporation affiliate Archon Communications; founding chairman of the largest cosmetology school chain in the United States; chairman of the executive committee of Premiere Radio Networks; vice chairman of a NYSE-listed metals trading company; vice chairman of hair care leader John Paul Mitchell Systems; chairman of the independent directors' committee of Metro Traffic Networks; a member of the executive committee of Western Federal Savings & Loan; and a director of the Seagrams/Patrón joint venture.

Spivak is a director of the prestigious RAND Corporation's corporate ethics center, co-editor of the Knowledge Exchange Business Encyclopedia and a patent-holder. He received an A.B., M.B.A. and J.D. from Columbia University.

About Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation (OTCBB:ADMD) is a company engaged in the production and distribution of medical isotopes for advanced diagnostic and non-surgical therapeutic application.  AMIC's goal is to empower physicians, medical researchers, and ultimately patients by providing them with essential medical isotopes that, until recently, have not been feasible or economical, in an effort to detect and cure human disease.  For more information, please visit our website, www.isotopeworld.com

The Advanced Medical Isotope Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5139

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by the use of the words "may," "will," "should," "plans," "expects," "anticipates," "continue," "estimates," "projects," "intends," and similar expressions.  Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated.  These risks and uncertainties include, but are not limited to, AMIC's ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, governmentagency rules and changes, and various other factors beyond the Company's control.

CONTACT:	Advanced Medical Isotope Corporation James C. Katzaroff (509) 736-4000 6208 W. Okanogan Ave. Kennewick, WA 99336

6208 W Okanogan Avenue · Kennewick, WA 99336 · (509) 736-4000 · (509) 736-4007 fax
www.isotopeworld.com